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                       PREFERRED STOCK PURCHASE AGREEMENT
                                     BETWEEN
                                DLB SYSTEMS, INC.
                                       AND
                       PREMIER RESEARCH WORLDWIDE LIMITED







===============================================================================

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                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

                                    ARTICLE I
                       PURCHASE, SALE AND TERMS OF SHARES

1.01.   The Preferred Shares...........................................  1
1.02.   The Conversion Shares..........................................  1
1.03.   Purchase Price and Closing ....................................  1
1.04.   Use of Proceeds................................................  2
1.05.   Representations by the Purchaser...............................  2
1.06.   Brokers or Finders.............................................  4

                                   ARTICLE II
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

2.01.   Representations and Warranties ................................  4
2.02.   Documentation at Closing ......................................  4
2.03.   License from Purchaser ........................................  6

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01.   Organization and Standing of the Company.......................  6
3.02.   Corporate Action ..............................................  6
3.03.   Governmental Approvals ........................................  7
3.04.   Litigation ....................................................  7
3.05.   Certain Agreements of Officers and Employees ..................  8
3.06.   Compliance with Other Instruments .............................  8
3.07.   Title to Assets, Patents ......................................  9
3.08.   Financial Information ......................................... 10
3.09.   Taxes ......................................................... 11
3.10.   ERISA ......................................................... 11
3.11.   Transactions with Affiliates .................................. 11
3.12.   Assumptions or Guaranties of Indebtedness of
         Other Persons ................................................ 12
3.13.   Investments in Other Persons .................................. 12
3.14.   Securities Act of 1933 ........................................ 12
3.15.   Disclosure .................................................... 12
3.16.   Brokers or Finders............................................. 13
3.17.   Capitalization; Status of Capital Stock ....................... 13
3.18.   Registration Rights............................................ 14
3.19.   Insurance ..................................................... 14
3.20.   Books and Records ............................................. 14
3.21.   Material Agreements ........................................... 14
3.22.   Absence of Certain Developments ............................... 15
3.23.   Environmental and Safety Laws.................................. 16
3.24.   U.S. Real Property Holding Corporation......................... 16
3.25.   Business Plan ................................................. 16
3.26.   Safeguard ..................................................... 17
3.27.   Safeguard Warrants ............................................ 17


                                      (i)

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                                   ARTICLE IV
                            COVENANTS OF THE COMPANY

4.01.   Affirmative Covenants of the Company Other Than
         Reporting Requirements........................................ 17
4.02.   Negative Covenants of the Company.............................. 20
4.03.   Reporting Requirements ........................................ 23

                                    ARTICLE V
                               REGISTRATION RIGHTS

5.01.   General ....................................................... 24

                                   ARTICLE VI
                   RIGHT OF FIRST REFUSAL; OPTION TO PURCHASE

6.01.   Right of First Refusal......................................... 24
6.02.   Exercise of Right of First Refusal............................. 25
6.03.   Evidence of Termination Right of First Refusal................. 26
6.04.   Termination of Right of First Refusal.......................... 26
6.05.   Option to Purchase ............................................ 26
6.06.   Option Price .................................................. 26
6.07.   Special Conditions of Option Purchase ......................... 27
6.08.   Termination of Option.......................................... 27
6.09.   Joinder by Shareholders ....................................... 27

                                   ARTICLE VII
                        DEFINITIONS AND ACCOUNTING TERMS


7.01.   Certain Defined Terms.......................................... 28
7.02.   Accounting Terms .............................................. 33

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.01.   No Waiver; Cumulative Remedies ................................ 33
8.02.   Amendments, Waivers and Consents .............................. 33
8.03.   Addresses for Notices ......................................... 33
8.04.   Costs and Expenses ............................................ 34
8.05.   Binding Effect; Assignment .................................... 34
8.06.   Survival of Representations and Warranties .................... 34
8.07.   Prior Agreements .............................................. 34
8.08.   Severability .................................................. 34
8.09.   Confidentiality ............................................... 35
8.10.   Governing Law ................................................. 35
8.11.   Headings....................................................... 35
8.12.   Counterparts .................................................. 35
8.13.   Further Assurances............................................. 35

                                      (ii)

                       PREFERRED STOCK PURCHASE AGREEMENT

     This Preferred Stock Purchase Agreement made and entered into this 30th day of June, 1997, by and between DLB SYSTEMS, INC. (the "Company") a Delaware corporation, and PREMIER RESEARCH WORLDWIDE LIMITED (the "Purchaser"), a Delaware corporation.

                                   BACKGROUND:

     On the terms and subject to the conditions of this Agreement, the Company has agreed to issue and the Purchaser has agreed to purchase certain shares of the Company's capital stock.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the Company and the Purchaser covenant, agree, represent, and warrant, as appropriate, as follows.

                                    ARTICLE I
                       PURCHASE, SALE AND TERMS OF SHARES

          1.01. The Preferred Shares. The Company has authorized the issuance, sale and exchange of 210,000 shares (the "Series B Shares") of its authorized but unissued shares of Series B Convertible Preferred Stock, $.01 par value (the "Series B Preferred Stock"), at a purchase price of $4.7619 per share and $1,000,000 in the aggregate for all of the Series B Shares being acquired by Purchaser hereunder (the "Purchase Price"). The Series B Preferred Stock is sometimes hereinafter collectively referred to as the "Preferred Stock"; and the Series B Shares are sometimes hereinafter collectively referred to as the "Preferred Shares." The designation, rights, preferences and other terms and provisions of the Preferred Stock are set forth in Exhibit 2.02(a) hereto.

          1.02. The Conversion Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of shareholders, a sufficient number of its authorized but unissued shares of Common Stock to satisfy the rights of conversion under the Preferred Shares. Any shares of Common Stock issuable upon conversion of the Preferred Shares (and such shares when issued) are herein referred to as the "Conversion Shares." The Preferred Shares and Conversion Shares are sometimes collectively referred to as the "Shares."

          1.03. Purchase Price and Closing. At the Closing (as defined hereinafter), the Company agrees to issue, sell and exchange to the Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser agrees to purchase the Preferred Shares. The closing of the purchase, sale and exchange of the Preferred Shares to be acquired by the Purchaser from the Company under this Agreement shall take place

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 at the offices of Stevens & Lee, 1275 Drummers Lane, Wayne, Pennsylvania at
 10:00 a.m. on June 30, 1997, or at such time and date thereafter as the Purchaser and the Company may agree (the "Closing"). At the Closing, the Company will deliver to the Purchaser a certificate for the Preferred Shares registered in the Purchaser's name, against delivery of a certified or bank cashier's check payable to the order of the Company, or a transfer of funds to the account of the Company by wire transfer, in an amount equal to the Purchase Price.

            1.04. Use of Proceeds. The Company shall use the Purchase Price proceeds solely (i) to repay the outstanding principal balance of, and all accrued interest on, the Safeguard Loan, and (ii) for working capital and general corporate purposes; provided, however, in no event shall the Purchase Price proceeds be used by the Company: (i) to reduce outstanding Indebtedness of the Company other than (a) in the normal course of business as such Indebtedness becomes due in normal course or (b) the Safeguard Loan; or (ii) make any payments or distributions to or repay any Indebtedness (whether the same constitutes a payment in the normal course or a prepayment) owed to, any Shareholders or other affiliates of the Company, except for payments and distributions used to repay the Safeguard Loan.

            1.05. Representations by the Purchaser.

                    (a) Investment Representations. Purchaser represents that it is its present intention to acquire the Shares to be acquired by it for its own account (and it will be the sole beneficial owner thereof) and that the Shares are being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof except pursuant to registration under the Securities Act or exemption therefrom. Purchaser further represents that it understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 or Rule 144A as promulgated by the Commission, all certificates evidencing any of the Shares, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

            "The securities represented by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws. These securities have been acquired for investment and not with a view to distribution or resale. These securities may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such shares under the Act and any applicable state securities laws, or the availability, in the opinion of counsel, of an exemption from registration thereunder."


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                     (b) Access to Information.  Purchaser or its
representatives during the course of this transaction, and prior to the purchase of the Preferred Shares, has had the opportunity to ask questions of and receive answers from management of the Company concerning the terms and conditions of the offering of the Preferred Shares and the additional information, documents, records and books relative to its business, assets, financial condition, results of operations and liabilities (contingent or otherwise) of the Company.

                    (c) General Access. Purchaser or its representatives has received and read or reviewed, and is familiar with, this Agreement and the other agreements executed or delivered herewith, including the terms of the Preferred Stock, and confirms that all documents, records and books pertaining to Purchaser's investment in the Company and requested by Purchaser or its representatives have been made available or delivered to it.

                    (d) Sophistication and Knowledge. Purchaser or its representative has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Preferred Shares. Purchaser can bear the economic risks of this investment and can afford a complete loss of its investment.

                    (e) Transfer Restrictions Imposed by Securities Laws. Purchaser understands that: the Shares have not been registered under the Securities Act and applicable state securities laws, and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available; Purchaser is and must be purchasing the Preferred Shares for investment for its account and not for the account or benefit of others, and not with any present view toward resale or other distribution thereof. Purchaser agrees not to resell or otherwise dispose of all or any part of the Shares purchased by it, except as permitted by law, including, without limitation, any regulations under the Securities Act and applicable state securities laws; the Company does not have any present intention and is under no obligation to register the Shares under the Securities Act and applicable state securities laws, except as provided in Article V hereof; and Rule 144 or Rule 144A under the Securities Act may not be available as a basis for exemption from registration of the Shares thereunder.

                    (f) Lack of Liquidity. Purchaser has no present need for liquidity in connection with its purchase of the Preferred Shares.

                    (g) Suitability and Investment Objectives. The purchase of the Preferred Shares by Purchaser is consistent with the general investment objectives of the Purchaser. The Purchaser understands that the purchase of the Preferred Shares

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involves a high degree of risk in view of the fact that, among other things, the
Company is an early-stage enterprise, and there may be no established market for the Company's capital stock.

                    (h) Accredited Investor Status. Purchaser is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

                    (i) Restrictions on Future Investments. Purchaser is not subject to any provisions in any limited partnership agreement or other governing instrument that may operate to restrict or limit its ability to make investments on or after the date hereof in capital stock of the Company.

          1.06. Brokers or Finders. Purchaser represents that no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by Purchaser or its respective agents.

                                   ARTICLE II
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

          Purchaser's obligation to purchase and pay for the Preferred Shares is subject to the following conditions (all of which shall be deemed satisfied or waived by the Purchaser at or prior to the Closing in the event all of the transactions contemplated to be effected at the Closing are consummated):

          2.01. Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III hereof shall be true, accurate and correct, in all material respects, on the date of the Closing.

          2.02. Documentation at Closing. The Purchaser shall have received prior to or at the Closing all of the following materials, each in form and substance reasonably satisfactory to the Purchaser and its counsel, and each of the following events shall have occurred, or each of the following documents shall have been delivered, prior to or simultaneous with the Closing:

                    (a) A copy of the Certificate of Incorporation of the Company, as amended and restated in connection herewith (the "Restated Certificate of Incorporation") to date, together with such evidence as may be available of the filing thereof; a copy of the resolutions of the Board of Directors providing for the approval of the Restated Certificate of Incorporation in the form attached as Exhibit 2.02(a), the approval of this Agreement, the issuance of the Preferred Shares, and all other agreements or matters contemplated hereby or executed in connection herewith; a copy of a consent of stockholders of the Company approving the Restated Certificate of Incorporation; and a copy of the By-laws of the Company, all of

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which have been certified by the Secretary or an Assistant Secretary of the
Company to be true, complete and correct in every particular; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, required to be obtained at or prior to the Closing with respect to this Agreement and the issuance of the Preferred Shares.

                    (b) A certificate of the Secretary or an Assistant Secretary of the Company which shall certify the names of the officers of the Company authorized to sign this Agreement, the certificates for the Preferred Shares and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers.

                    (c) A certificate of the President or Chairman and the Treasurer of the Company stating that the representations and warranties of the Company contained in Article III hereof are true, accurate and correct, in all material respects, as of the time of the Closing and that all conditions required to be performed by the Company prior to or at the Closing have been performed as of the Closing.

                    (d) The Company shall have obtained any consents or waivers necessary to be obtained at or prior to the Closing to execute and deliver this Agreement, the Preferred Shares and the other agreements and instruments executed and delivered by the Company in connection herewith and to carry out the transactions contemplated hereby and thereby, and such consents and waivers shall be in full force and effect at the Closing. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Preferred Shares and the other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

                    (e) The Restated Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware.

                    (f) A Certificate of the Secretary of State of the State of Delaware as to the due incorporation and good standing of the Company shall have been provided to the Purchaser.

                    (g) The DLB License Agreement shall have been executed by the Company in the form of Exhibit 2.02(g) hereto.

                    (h) A Voting and Stock Restriction Agreement shall have been executed in the form attached as Exhibit 2.02(h) hereto, pursuant to which, among other things, the right of Purchaser (as holder of the Preferred Stock) to elect and designate one (1) member of the Board of Directors shall be evidenced.

                    (i) The Marketing Agreement shall have been executed by the Company in the form of Exhibit 2.02(i) hereto.

                    (j) An opinion letter issued by counsel to the Company, in form and substance reasonably satisfactory to the Purchaser, shall have been delivered to the Purchaser.

                    (k) The Registration Rights Agreement shall have been executed by the Company in the form of Exhibit 2.02(k) hereto.

                    (1) A copy of the financial statements of the Company for the year ended December 31, 1996, certified without exception or qualification by the Company's independent auditors, shall have been delivered to the Purchaser.

          2.03. License from Purchaser. As a material inducement for the Company to enter into this Agreement, the Purchaser covenants and agrees, concurrently with the Closing hereunder, to enter into the Purchaser License Agreement with the Company in the form of Exhibit 2.03 hereto.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants as of the Closing as follows:

          3.01. Organization and Standing of the Company. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted and to execute and deliver the Operative Agreements, to issue, sell and deliver the Preferred Shares and to issue and deliver the Conversion Shares and to perform its other obligations pursuant hereto and thereto. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations or financial condition of the Company.

          3.02. Corporate Action. The Operative Agreements and the other agreements executed in connection herewith have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The Voting and Stock Restriction Agreement has been duly authorized, executed and delivered by the Shareholders and constitutes the legal, valid and binding obligations of the Shareholders, enforceable against the several Shareholders in accordance with their respective terms. The Preferred Shares have been duly authorized. The issuance, sale and delivery of the Conversion Shares upon conversion of the Preferred Shares have been duly authorized by all required corporation action; the Preferred Shares have been validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and are free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in this Agreement and the Voting and Stock Restriction Agreement; and the Conversion Shares have, as of the Closing, been duly reserved for issuance upon conversion of the Preferred Shares and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in this Agreement and the Voting and Stock Restriction Agreement.

          3.03. Governmental Approvals. Except as set forth on Exhibit 3.03 and except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or Federal securities laws (which, if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution and delivery by the Company of the Operative Agreements, or the offer, issue, sale, execution or delivery of the Preferred Shares, or for the performance by the Company of its obligations under the Operative Agreements or the Shares.

          3.04. Litigation. Except as disclosed in Exhibit 3.04, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company affecting the Company, its business, or any of its properties or assets, or against any officer, Key Employee or the holder of more than ten percent (10%) of the capital stock of the Company relating to the Company or its business, nor, to the best knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted. Neither the Company nor, to the best knowledge of the Company, any officer, Key Employee or holder of more than ten percent (10%) of the capital stock of the Company is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency. There are no actions or proceedings pending or, to the Company's knowledge, threatened (or any basis

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therefor known to the Company) which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, Intellectual Property Rights, affairs or financial condition of the Company or in any of its properties or assets, or which might call into question the validity of the Operative Agreements, any of the Preferred Shares, or any action taken or to be taken pursuant hereto or thereto. The foregoing sentences include, without limiting their generality, actions pending or, to the Company's knowledge, threatened (or any basis therefor known to the Company) involving the prior employment or engagement of any of the Company's officers, employees or consultants or their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or to any other Person. Without limitation to the foregoing representations, a brief summary of the Company's material litigation and the disposition of such matters is set forth on Exhibit 3.04.

          3.05. Certain Agreements of Officers and Employees.

                    (a) No officer, employee or consultant of the Company is, or is now, to the Company's knowledge, expected to be, in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant, including those set forth on Exhibit 3.05(a), relating to the right of any such officer, employee, or consultant to be employed or engaged by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and to the Company's best knowledge and belief, the continued employment or engagement of the Company's officers, employees or consultants does not subject the Company or any Purchaser to any liability with respect to any of the foregoing matters.

                    (b) Except as disclosed in Exhibit 3.05(b), no officer, consultant or Key Employee of the Company whose termination, either individually or in the aggregate, could have an adverse effect on the Company, has terminated since January 1, 1997, or to the best knowledge of the Company, has any present intention of terminating, his employment or engagement with the Company.

          3.06. Compliance with Other Instruments. The Company is in compliance in all respects with the terms and provisions of this Agreement and of its certificate of incorporation and by-laws, each as amended and/or restated to date, and in all respects with the material terms and provisions of all mortgages, indentures, leases, agreements and other instruments by which it is bound or to which it or any of its properties or assets are subject. The Company is in compliance in all material respects with all judgments, decrees, governmental orders, laws, statutes, rules or regulations by which it is bound or to which it or any of its properties or assets are subject. Neither the execution, issuance and delivery of the Operative Agreements or the Preferred Shares, nor the consummation of any transaction contemplated hereby or thereby, has constituted or resulted in or will constitute or result in a default or violation of any term or provision of any of the foregoing documents, instruments, judgments, agreements, decrees, orders, statutes, rules and regulations. A schedule of Indebtedness of the Company, excluding the Safeguard Loan, as of the date hereof (including lease obligations required to be capitalized in accordance with applicable Statements of Financial Accounting Standards) is attached as Exhibit 3.06.

          3.07. Title to Assets, Patents. The Company has good and marketable title in fee to such of its fixed assets as are real property, and good and merchantable title to all of its other assets, now carried on its books, which assets consist of those reflected in the most recent balance sheet of the Company which forms Exhibit 3.08 attached hereto, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any mortgages, pledges, charges, liens, security interests or other encumbrances other than (a) any such created in accordance with the terms of the leases, security agreements and other financing documents listed in Exhibit 3.07, (b) liens for taxes not yet due and payable,
(c) liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, materialmen and the like, and (d) unperfected purchase money security interests existing in the ordinary course of business without the execution of a separate security agreement. The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

          The Company owns or has a valid right to use the Intellectual Property Rights being used to conduct its business as now operated and as now proposed to be operated (a complete list of licenses and registrations of such Intellectual Property Rights is attached hereto as Exhibit 3.07); and the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with or infringe upon the intellectual property rights of others. Except as set forth on Exhibit 3.07, no claim is pending or threatened against the Company and/or its officers, employees and consultants to the effect that any such Intellectual Property Right owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company. Except pursuant to the terms of any licenses specified on Exhibit 3.07, the Company has no obligation to compensate any Person for the use of any such Intellectual Property Rights and the Company has not granted any Person any license or other right to use any of the Intellectual Property Rights of the Company, whether requiring payment of royalties or not.

          The Company has taken all reasonable measures to protect and preserve the security, confidentiality and value of its Intellectual Property Rights, including its trade secrets and other confidential information. All employees and consultants of the Company involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements sufficient to protect the confidentiality and value of the Company's Intellectual Property Rights and to vest in the Company exclusive ownership of such Intellectual Property Rights. To the best knowledge of the Company, all trade secrets and other confidential information of the Company are presently valid and protectible and are not part of the public domain or knowledge, nor, to the best knowledge of the Company, have they been used, divulged or appropriated for the benefit of any person other than the Company or otherwise to the detriment of the Company. To the best of the Company's knowledge, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company. The Company is the exclusive owner of all right, title and interest in its Intellectual Property Rights as purported to be owned by the Company, and such Intellectual Property Rights are valid and in full force and effect. Neither the Company, nor any of its employees or consultants has received notice of, and to the best of the Company's knowledge after reasonable investigation, there are no claims that the Company's Intellectual Property Rights or the use or ownership thereof by the Company infringes, violates or conflicts with any such right of any third party. No university, hospital, government agency (whether federal or state) or other organization which has sponsored research and development conducted by the Company has any claim of right to or ownership of or other encumbrance upon the Intellectual Property Rights of the Company.

          3.08. Financial Information. The financial statements of the Company, including (i) the Company's Audited Financial Statements from the date of its incorporation through December 31, 1996 and (ii) the Company's unaudited Statement of Income and Balance Sheet, as at March 31, 1997 attached hereto as
Exhibit 3.08, present fairly the financial position of the Company as at the date or dates thereof and the results of operations for the respective periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied, except, in the case of the financial statements described in clause (ii), for the absence of footnotes and normal non-material year-end adjustments (the "Financial Statements"). The Company does not have, and has no reasonable grounds to know of, any liability, contingent or otherwise, not adequately reflected in or reserved against in the Financial Statements. Except as set forth in Exhibit 3.08, since January 1, 1997, (i) there has been no material adverse change in the business, assets, operations, affairs, prospects or financial condition of the Company; (ii) neither the business financial condition, operations, prospects or affairs of the Company nor any of its properties or assets, including without limitation, its Intellectual Property Rights, have been materially adversely affected as the result of any legislative or regulatory change, any revocation or change in any franchise, permit, license or right to do business, or any other event or occurrence, whether or not insured against; and (iii) the Company has not entered into any material transaction other than in the ordinary course of business, made any distribution on its capital stock, or redeemed or repurchased any of its capital stock, except as set forth on
Exhibit 3.08.

          3.09. Taxes. The Company has accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by it, has paid or made provision for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been made and are reflected in the Company's financial statements for all current taxes and other charges to which the Company is subject and which are not currently due and payable. None of the federal income tax returns of the Company have been audited by the Internal Revenue Service. The Company knows of no additional assessments, adjustments or contingent tax liability (whether federal or state) pending or threatened for any period, nor of any basis for any such assessment, adjustment or contingency. Neither the Company nor, to the best of the Company's knowledge, any of its stockholders, has ever filed a consent pertaining to the Company pursuant to Section 341(f) of the Code relating to collapsible corporations.

          The Company's net operating losses for federal income tax purposes, as set forth in the Financial Statements, are not subject to any limitations imposed by Section 382 of the Code, and the sale of the Preferred Shares hereby, as contemplated by this Agreement or by any other agreement, understanding or commitment, contingent or otherwise, to which the Company is a party or by which it is otherwise bound will not have the effect of limiting the Company's ability to use such net operating losses in full to offset such taxable income, except as set forth on Exhibit 3.09.

          3.10. ERISA. The Company makes no contributions to any employee pension benefit plans for its employees which are subject to ERISA.

          3.11. Transactions with Affiliates. Except as set forth in Exhibit 3.11, there are no loans, leases, royalty agreements or other continuing transactions between (a) the Company or any of its customers or suppliers, and
(b) any officer, employee, consultant or director of the Company or any Person owning five percent (5%) or more of the capital stock of the Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlling, controlled by, or under common control with such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

          3.12. Assumptions or Guaranties of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness of any other Person except as set forth in Exhibit 3.12.

          3.13. Investments in Other Persons. Except as set forth in Exhibit 3.13, the Company has not made any loans or advances to any Person which is outstanding on the date of this Agreement in excess of $5,000 in the aggregate, nor is it committed or obligated to make any such loan or advance, nor does the Company own any capital stock, assets comprising the business of, obligations of, or any interest in, any Person. Except as set forth on Exhibit 3.13, the Company does not have, and has not since its incorporation had, any Subsidiaries.

          3.14. Securities Act of 1933. The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Preferred Shares hereunder and the Company has complied with all applicable federal and state securities laws in connection with the offer, issuance or sale of all securities issued by the Company prior to the date hereof. Neither the Company nor anyone acting on its behalf has or will sell, offer to sell or solicit offers to buy the Preferred Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person so as to bring the issuance and sale of the Preferred Shares under the registration provisions of the Securities Act and applicable state securities laws.

          3.15. Disclosure. Neither the Operative Agreements, the Financial Statements, nor any other agreement, document, certificate, or statement, whether oral or written, furnished to the Purchaser or their counsel by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which made, not misleading. Projections made in the business plans and other projections provided to Purchaser are not considered to be facts for the purpose of this Section. Such projections were prepared in good faith on the basis of reasonable assumptions, and all such assumptions which are material to such projections have been disclosed therein. There is no fact within the knowledge of the

Company or any of its executive officers which has not been disclosed herein or in writing by them to the Purchaser and which materially adversely affects, or in the future in their opinion may, insofar as they can now foresee, materially adversely affect the business, operations, properties, Intellectual Property Rights, assets or condition, financial or other, of the Company. Without limiting the foregoing, the Company has no knowledge that there exists, or there is pending or planned, any patent, invention, device, application or principle or any statute, rule, law, regulation, standard or code which would materially adversely affect the business, operations, Intellectual Property Rights, affairs or financial condition of the Company.

          3.16. Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or its respective agents.

          3.17. Capitalization; Status of Capital Stock. As of the Closing, the Company will have a total authorized capitalization consisting of (i) 1,800,000 shares of Common Stock, $.01 par value, and (ii) 1,500,000 shares of Preferred Stock, $.01 par value, of which (A) 1,000,000 shares will be designated as Series A Preferred Stock, and (B) 500,000 shares will be designated as Series B Preferred Stock. As of the Closing, (i) 200,000 shares of Common Stock will be issued and outstanding, (ii) 860,000 shares of Series A Preferred Stock will be issued and outstanding, and, without giving effect to the transactions contemplated hereby, (iii) no shares of Series B Preferred Stock will be issued or outstanding. A complete list of the capital stock of the Company which has been previously issued and the names in which such capital stock is registered on the stock transfer book of the Company is set forth in Exhibit 3.17 hereto. All the outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable. The Preferred Shares when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully-paid and non-assessable. Except for the Safeguard Warrants and the 250,000 shares of Common Stock that will be reserved for issuance upon exercise of stock options as further set forth in Exhibit 3.17, no options, warrants, subscriptions or purchase rights of any nature to acquire from the Company, or commitments of the Company to issue, shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities except as contemplated by this Agreement. None of the Company's outstanding securities or authorized capital stock or the Preferred Stock are subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of the Company, any shareholder, or any other Person, except pursuant to the provisions of (i) the Safeguard Warrants, (ii) the Safeguard Purchase Agreement, and (iii) the Voting and Stock Restriction Agreement. Except as set forth in Exhibit 3.17, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws and as otherwise contemplated by or disclosed in this Agreement. Except as set forth in
Exhibit 3.17, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting or transfer of the capital stock of the Company. The offer and sale of all capital stock and other securities of the Company issued before the Closing complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto.

          3.18. Registration Rights. Except for the rights granted hereunder and rights granted to Safeguard under the Safeguard Purchase Agreement and the Safeguard Warrants, no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement.

          3.19. Insurance. Company carries insurance covering its properties and business adequate and customary for the type and scope of the properties, assets and business, and similar to companies of comparable size and condition similarly situated in the same industry in which the Company operates, but in any event in amounts sufficient to prevent the Company from becoming a co-insurer or self-insurer, with provision for reasonable deductibles.

          3.20. Books and Records. The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

          3.21. Material Agreements. Except as set forth in Exhibit 3.21, the Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1, Form SB-2 or Form S-18 if the Company were registering securities under the Securities Act, or any other agreement which could adversely affect the business, assets, liabilities, Intellectual Property Rights, financial condition or operations of the Company. The Company, and to the best of the Company's knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in default under any lease, agreement or contract now in effect to which the Company is a party or by which it or its property may be bound, the result of which could cause a material adverse change in the business, assets, liabilities, Intellectual Property Rights, operations or financial condition of the Company. Except as set forth in Exhibit 3.21, each of the contracts or agreements listed in Exhibit 3.21 is in full force and effect with no default, anticipated or threatened default or failure of performance or observance of any obligations or conditions contained therein, and none of the foregoing parties nor the Company has provided any notice of default or of its intention to terminate these agreements. The Company has supplied to the Purchaser true and complete copies of each of the contracts or agreements listed in Exhibit 3.21.

          3.22. Absence of Certain Developments. Except as provided in Exhibit 3.22, attached hereto, since January 1, 1997 the Company has not:

                    (a) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

                    (b) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's business;

                    (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

                    (d) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

                    (e) mortgaged or pledged any of its assets tangible or intangible, or subjected them to any liens, charge or other encumbrance, except liens for current property taxes not yet due and payable;

                    (f) sold, assigned or transferred any other tangible assets, or cancelled any debts or claims, except in the ordinary course of business;

                    (g) sold, assigned or transferred any patents, patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any persons except to customers in the ordinary course of business;

                    (h) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

                    (i) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

                    (j) made capital expenditures or commitments therefor that aggregate in excess of $25,000;

                    (k) entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

                    (1) made charitable contributions or pledges in excess of $5,000;

                    (m) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

                    (n) experienced any problems with labor or management in connection with the terms and conditions of their employment; or

                    (o) effected any two or more events of the foregoing kind which in the aggregate would be material to the Company.

          3.23. Environmental and Safety Laws. To the best of the Company's knowledge after due investigation, it is not in violation of any applicable statute, law or regulation relating to the environment or occupational safety and health, and to the best of its knowledge after due investigation, no material expenditures will be required in order to comply with any such statute, law or regulation.

          3.24. U.S. Real Property Holding Corporation. The Company is not now and has never been a "United States Real Property Holding Corporation" as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.

          3.25. Business Plans and Projections. All factual information contained in the business plans and projections provided to Purchaser was when given and is at the date of this Agreement true, complete and accurate in all material respects and not misleading and, without prejudice to the generality of the foregoing, the financial forecasts contained in the business plans and projections have been diligently prepared and such assumptions upon which they are based as to the prospects of the Company have been carefully considered and are honestly believed to be reasonable, having regard to the information available and to the market conditions prevailing at the time of their preparation and that the Purchaser has made due and careful inquiry so as to ascertain (as far as possible) all such information and conditions which are relevant to the preparation of the business plans and projections.

          3.26. Safeguard. The Company has supplied the Purchaser with copies of all material written agreements between the Company and Safeguard or its affiliates. Except as set forth in such agreements or on Exhibit 3.26, there are no other material agreements, arrangements or understandings, written or oral, between the Company and Safeguard or its affiliates.

          3.27. Safeguard Warrants. The issuance, sale and delivery of the Series B Preferred Stock and the Conversion Shares will not, due to the anti-dilution provisions in any outstanding warrant, option or convertible security issued by the Company and outstanding on the date hereof, result in a change in the number of shares of the Company's capital stock which may be acquired under, or the exercise price of, such warrant, option or convertible security.

                                   ARTICLE IV
                            COVENANTS OF THE COMPANY

          4.01. Affirmative Covenants of the Company Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, and except to the extent the covenants and provisions of (A) this Section 4.01 are waived in any instance by (i) a majority of the aggregate holders of the Series B Preferred Stock, voting separately as a class, or (ii) the Series B Director, or (B) paragraph (e), only with respect to meetings of the Board of Directors to be held after the expiration of the Option Period, paragraph (i) or paragraph
(1), except with respect to the right of Purchaser to have one (1) representative on the Board of Directors, of this Section 4.01 are waived in any instance by (i) a majority of the aggregate holders of the Series A Preferred Stock, voting separately as a class, or (ii) a majority of the Series A Directors, voting separately as a class, the Company covenants and agrees that until the consummation of a Qualified Public Offering, it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

                    (a) Inspection Rights. Permit during normal business hours, upon reasonable request and notice, Purchaser or any employees, agents or representatives thereof, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors, Key Employees, attorneys or independent accountants; provided, however, that Purchaser or any employee, agent or representative thereof, as the case may be, agrees to hold all information confidential on the terms set forth in Section 8.09 hereof.

                    (b) Financing. Promptly, fully and in detail, inform the Board of Directors of any discussions, offers or contracts relating to possible financing of any material nature for the Company, whether initiated by the Company or any other Person.

                    (c) Budgets Approval. Prior to the commencement of each fiscal year, prepare and submit to, and obtain in respect thereof the approval of two-thirds of the members of the Board of Directors, a business plan and monthly operating budget in detail for each fiscal year, monthly operating expenses and profit and loss projections, quarterly cash flow projections and a capital expenditure budget for the fiscal year.

                    (d) New Developments. Cause all technological developments, patentable or unpatentable inventions, discoveries or improvements by the Company's or any Subsidiary's employees or consultants to be documented in accordance with industry practice and, where possible and appropriate, to file and prosecute United States and foreign patent, copyright, trademark, mask work or other Intellectual Property Right applications relating to and protecting the Company's inventions, discoveries or developments on behalf of the Company or any Subsidiary.

                    (e) Meetings of Directors and Related Rights. Hold meetings of the Board of Directors not less than on a quarterly basis; and provide to Purchaser copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the Board of Directors or any committee thereof.

                    (f) By-laws; Indemnification. The Company shall at all times maintain provisions in its By-laws or Certificate of Incorporation indemnifying all directors against liability to the maximum extent permitted under the laws of the state of its incorporation.

                    (g) Corporate Existence. Maintain and cause each of its Subsidiaries to maintain their respective corporate existence, Intellectual Property Rights, other rights and franchises in full force and effect to the extent appropriate in accordance with good business practice.

                    (h) Properties, Business, Insurance. Maintain and cause each of its Subsidiaries to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies of a similar size and financial condition similarly situated within the same industry.

                    (i) Expenses of Directors. Promptly reimburse in full each director of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors.

                    (j) Compliance with Laws. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business, assets Intellectual Property Rights, operations or condition, financial or otherwise.

                    (k) Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

                    (1) Size of Board. Fix and maintain the number of Directors on the Board of Directors of the Company at nine (9) members, including two (2) representatives of the holders of Common Stock, the chief executive officer of the Company, five (5) representatives of Safeguard, and one (1) representative of the Purchaser.

                    (m) Rule 144A Information. At all times during which the Company is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, it will provide as promptly as practicable (in any event not later than twenty (20) days after initial request) in written form, upon the written request of Purchaser or a prospective buyer of Shares from Purchaser, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act ("Rule 144A Information"). The Company further covenants, upon written request, as promptly as practicable (in any event not later than twenty (20) days after initial request) to cooperate with and assist Purchaser or any member of the National Association of Securities Dealers, Inc. system for Private Offerings Resales and

Trading through Automated Linkage ("PORTAL") in applying to designate and thereafter maintain the eligibility of the Shares for trading through PORTAL. The Company's obligations under this Section 4.01(k) shall at all times be contingent upon the Purchaser's obtaining from a prospective purchaser an agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a Person who will assist such purchaser in evaluating the purchase of the Shares.

          4.02. Negative Covenants of the Company. The Company covenants and agrees that until the consummation of a Qualified Public Offering, it will, unless waived pursuant to clauses (i), (ii), (iii) or (iv) below, comply with and observe the following negative covenants and provisions, and cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, if and when such Subsidiary exists, and will not, without the written consent or written waiver of any one of the following: (i) a majority of the aggregate holders of the Series A Preferred Stock, (ii) a majority of the aggregate holders of the Series B Preferred Stock, (iii) a majority of the Series A Directors or (iv) the Series B Director (except that, with respect to the provisions of paragraphs (a), (c), (e) and (g), the holders of the Series A Preferred Stock and the Series A Directors may so consent or waive compliance only after the expiration of the Option Period):

                    (a) Dealings with Affiliates. Enter into any transaction after the date hereof, including, without limitation, any loans or extensions of credit or royalty agreements with any employee, consultant, officer or director of the Company or any Subsidiary or holder of five percent (5%) of any class of capital stock of the Company or any Subsidiary, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such employees, consultants, officers, directors or five percent (5%) stockholder or members of their immediate families on terms less favorable to the Company or any Subsidiary than it would obtain in a transaction between unrelated parties except in the case of any transaction or series of transactions entered into in the ordinary course of business and involving less than $5,000 in the aggregate.

                    (b) Issuance of Equity Securities. Authorize or issue, or obligate itself to issue, any additional shares or capital stock of the Company of any class, provided, however, that the provisions of this Section 4.02(b) shall not apply to the issuance of: up to 250,000 shares of Common Stock or options or warrants exercisable therefor, including the Options, issued on or after the date hereof to directors, officers, employees or consultants of the Company and any Subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, employee stock ownership plan, employee benefit plan, stock purchase agreement, stock plan, stock restriction agreement, or consulting agreement or such other options, arrangements, agreements or plans existing on the date hereof.

                    (c) Compensation to Officers. Except as otherwise approved by the Board of Directors during any calendar year, pay to any officer or senior manager compensation (including salary and bonus) which exceeds, compensation customarily paid to management in companies of similar size, of similar maturity, and in similar businesses.

                    (d) Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares or rights to acquire any of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary; provided, however, that the Company may liquidate, merge or consolidate any Subsidiary or Subsidiaries into or with itself, provided that the Company is the surviving entity, or into or with another Subsidiary or Subsidiaries, or the Company may sell all or a portion of any Subsidiary to the Company or any other Subsidiary, provided that after giving effect to the transaction, the Subsidiary continues to remain a member of the Company's "consolidated group" for tax and accounting purposes.

                    (e) Transfer of Technology. Transfer, sell, dispose of, assign, lease, license or donate any ownership or interest in, or material rights relating to, and of its technology, or other Intellectual Property Rights to any Person or entity which is not a member of the "consolidated group" of the Company and its Subsidiaries; provided, however, that this Section shall not apply to transfers or licenses of technology or Intellectual Property Rights (i) accomplished in the ordinary course of business as presently conducted or proposed to be conducted or (ii) pursuant to the consummation of a Proposed Sale Transaction.

                    (f) Restriction on Indebtedness. The Company covenants that it will not, and will not permit any of its Subsidiaries to, incur, create, or assume any Indebtedness other than the following:

                       (i) Indebtedness existing on the date hereof and listed on Exhibit 3.06 and renewals, replacements and refinancing thereof that do not increase the aggregate amount of Indebtedness of the Company and its Subsidiaries taken as a whole; the Safeguard Loan; and Indebtedness contemplated by the Business Plan or in a budget or projection approved by a majority of the Board of Directors, including at least two Series A Directors.

                       (ii) guarantees by the Company of Indebtedness incurred by Subsidiaries of the Company, provided that the Indebtedness guaranteed pursuant to this subsection (ii) shall not exceed $100,000 at any time outstanding with respect to any one Subsidiary or $250,000 in the aggregate at any time outstanding with respect to all Subsidiaries;

                       (iii) Indebtedness of a Subsidiary owing to the Company or to another Subsidiary; or

                       (iv) additional Indebtedness not to exceed an aggregate of $50,000 incurred in any fiscal quarter, and not to exceed in the aggregate $250,000 at any time, determined on a consolidated basis (including guarantees permitted by clause (ii) of this Section 4.02(f).

                    (g) Conduct of Business. The Company covenants that it will not, and will not permit any of its Subsidiaries to, engage in any business other than the business engaged in by each of them on the date hereof and any businesses or activities substantially similar or related thereto other than as contemplated by any business plan of the Company which has been approved by the Board of Directors.

                    (h) Assumptions or Guaranties of Indebtedness of Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guaranties by endorsement of negotiable instruments for deposit or endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for the guaranties of the permitted obligations of any wholly-owned Subsidiary.

                    (i) Investments in Other Corporations or Entities. Make or permit any Subsidiary to make, any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any other corporation or entity which will not be operated as a wholly-owned Subsidiary, except:

                       (i) investments by the Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

                       (ii) investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $50,000,000;

                       (iii) investments by the Company or a Subsidiary in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition;

                       (iv) investments by the Company or a Subsidiary in "Money Market" fund shares, or in money market accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (i), (ii) or (iii) of this Section 4.02(h); or

                       (v) loans or advances from a Subsidiary to the Company or from the Company to a Subsidiary, other than in the normal course of business.

                     (j) Amendments. Amend the Certificate of Incorporation or By-laws of the Company.

          4.03. Reporting Requirements. Until the consummation of the Initial Public Offering, the Company will furnish the following to Purchaser.

                    (a) Monthly and Quarterly Reports. As soon as available and in any event within 30 days after the end of each calendar month, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month and consolidated and consolidating statements of income and retained earnings and a summary statement of monthly cash flow of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the monthly budget or business plan of the Company and an analysis of the variances from the budget or plan of the Company, prepared in accordance with generally accepted accounting principles consistently applied; and, as soon as available and in any event within 30 days after the end of each fiscal quarter, a consolidated and consolidating statements of cash flows of the Company and its Subsidiaries for such quarter and for the corresponding period of the prior fiscal year, prepared in accordance with generally accepted accounting principles consistently applied;

                    (b) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and retained earnings and statements of cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company and an independent public accountant of recognized national standing approved by a majority of the Board of Directors;

                    (c) Budgets and Operating Plan. As soon as available and in any event before the beginning of each fiscal year of the Company, a business plan and monthly and quarterly operating budgets for the forthcoming fiscal year, and as soon as available and in any event within 30 days after the end of each calendar month, monthly comparisons against the business plan and monthly operating budgets;

                    (d) Notice of Adverse Changes. Promptly after the occurrence thereof and in any event within five (5) business days after each occurrence notice of any material adverse change in the business, assets, Intellectual Property Rights, management, operations or financial condition of the Company; and

                    (e) Reports and Other Information. Promptly upon receipt, publication, commencement or occurrence provide to Purchaser copies of all consulting reports, notices of all material actions, suits or proceedings, copies of all accountant's reviews, and reports to management, and such other information as the Company shall make available to the Board of Directors or Shareholders or the Purchaser shall reasonably request.

                                    ARTICLE V
                               REGISTRATION RIGHTS

          5.01. General. The Company has granted to the Purchaser certain registration rights pursuant to the Registration Rights Agreement.

                                   ARTICLE VI
                   RIGHT OF FIRST REFUSAL; OPTION TO PURCHASE

          6.01. Right of First Refusal. In the event that, during the First Refusal Period, (i) the Company or Safeguard receives a bona-fide offer (an "Offer") from a Person other than the Purchaser (an "Offeror") to purchase the Company pursuant to (A) an acquisition of all, or substantially all, of the Company's assets (and a simultaneous assumption of the Company's liabilities),
(B) an acquisition of issued and outstanding capital stock of the Company (and securities convertible into any such capital stock) having in the aggregate at least a majority of the total voting power of the issued and outstanding capital stock of the Company, or (C) a merger, consolidation, or similar transaction (all of the foregoing transactions being collectively referred to herein as a "Proposed Sale Transaction"), and (ii) the Company or Safeguard (collectively, the "Selling Party"), as appropriate, desire to enter into and complete the Proposed Sale Transaction with the Offeror, the Selling Party shall furnish the Purchaser with written notice (a "Sale Notice") of its or their desire to enter into and complete the Proposed Sale Transaction. The Sale Notice shall contain the following information: (i) the price, terms, and conditions of the Proposed Sale Transaction; (ii) such information as shall be reasonably necessary to enable the Purchaser to establish that the Offer is bona-fide; (iii) a true, correct, and complete copy of the letter of intent, agreement of sale, or other document setting forth the terms and conditions of the Proposed Sale Transaction (together with any all agreements, documents, and instruments relating and pertaining thereto); and (iv) if any of the non-monetary terms of the Proposed Sale Transaction cannot, by their nature, be matched (such as, by way of example but not limitation, terms relating to the exchange of stock or other property or the provisions of unique services), the Sale Notice shall contain a reasonable quantification in Dollars ($) of the value of such terms (such value to be determined in good faith by the Board of Directors), which shall constitute part of the price offered in connection with the Proposed Sale Transaction for purposes of the Right of First Refusal.

          6.02. Exercise of Right of First Refusal. During the period of thirty
(30) days immediately following the giving of a Sale Notice (the "Acceptance Period"), the Purchaser shall have the opportunity of exercising the right to purchase the Company at the same price and under precisely the same terms and conditions recited in the Sale Notice. During the Acceptance Period, the Purchaser shall have the right to make inquiries of the Company, the Board of Directors, and Safeguard with respect to the Proposed Sale Transaction and the Company, the Board of Directors, and Safeguard shall promptly respond to any and all such inquiries. If Purchaser desires to exercise the Right of First Refusal pursuant to this Section 6.02, Purchaser shall furnish written notice to the Selling Party of Purchaser's exercise of the Right of First Refusal prior to the expiration of the Acceptance Period (the "Purchaser's Acceptance"), and the parties shall have ninety (90) days from the date of the Purchaser's Acceptance to (i) negotiate and execute a legally binding agreement of sale (the "Agreement of Sale") having the terms and conditions recited in the Sale Notice and (ii) consummate the purchase and sale contemplated by the Agreement of Sale. The Purchaser, the Company and Safeguard shall negotiate the Agreement of Sale in good faith. If (a) the Purchaser's Acceptance is not received by the Selling Party prior to the expiration of the Acceptance Period or (b) the parties fail to consummate the purchase and sale contemplated by the

Agreement of Sale within ninety (90) days of the date of the Purchaser's Acceptance, all rights of the Purchaser with respect to the Right of First Refusal shall cease, terminate, and expire automatically and an agreement of sale may be made with, or a sale may be made to, such Offeror according to terms and conditions no less favorable to the Selling Party as those set forth in the Sale Notice and at a price not less than that stated in the Sale Notice; provided, however, that Purchaser shall be offered by such Offeror the opportunity to participate in such sale upon the same terms and conditions as those offered to the Selling Party. If no such sale is made to such Offeror, then the terms and conditions of the Right of First Refusal granted pursuant to this Article VI shall remain in full force for the remainder of the First Refusal Period.

          6.03. Evidence of Termination Right of First Refusal. If Purchaser does not elect to exercise the Right of First Refusal by giving notice of Purchaser's acceptance in the manner set forth in Section 6.02, and the Right of First Refusal has expired pursuant to the provisions hereof, Purchaser covenants and agrees to execute and deliver a written statement evidencing the termination of the Right of First Refusal.

          6.04. Termination of Right of First Refusal. Notwithstanding anything contained herein to the contrary, the Right of First Refusal shall cease and terminate immediately prior to the effectiveness of the registration statement with respect to the Initial Public Offering, but expressly conditioned upon the completion of the Initial Public Offering.

          6.05. Option to Purchase. In addition to the Right of First Refusal but subject to the terms and conditions of this Agreement, in connection with the transactions contemplated hereby, the Company and Safeguard hereby grant to the Purchaser a non-assignable and non-transferable right and option (the "Option") to purchase the Company pursuant to an Asset Purchase. The Option shall be exercisable in whole (but not in part) upon written notice to the Company at any time prior to the expiration of the Option Period.

          6.06. Option Price. The purchase price due and payable by the Purchaser to the Company in connection with an Asset Purchase completed by reason of the Purchaser's exercise of the Option pursuant hereto shall be equal to the following (the "Option Price"): (i) the greater of (A) $7,500,000, or (B)
(x) the aggregate cumulative gross revenues of the Company for the nine (9) month period ending as at the close of the fiscal month of the Company immediately preceding the date on which the Option was exercised, multiplied by
(y) one and one-third (1 1/3) minus (ii) $1,000,000. The Option Price shall be due and payable to the Company, simultaneously with the closing of the Asset Purchase, and shall be paid by Purchaser's delivery of a certified or bank cashiers check or by wire transfer of immediately available funds.

          6.07. Special Conditions of Option Purchase. In addition to the terms and conditions of purchase herein set forth, the following conditions shall be satisfied prior to or concurrently with the closing of any purchase of the Company being completed by reason of the Purchaser's exercise of the Option:

                    (a) (i) the Purchaser shall assume all of the liabilities of the Company, whether known, unknown, absolute, accrued, contingent or otherwise, except for (A) all outstanding Indebtedness of the Company to Safeguard up to an aggregate amount of $1,400,000 and (B) all outstanding Indebtedness of the Company to Institutional Lenders up to an aggregate amount of $1,000,000, and
(ii) the Purchaser shall tender (or cause to be tendered) all Shares to the Company for no consideration and all rights of Purchaser (and its assigns) as a Shareholder shall cease and terminate.

                    (b) the parties (including Safeguard) shall have negotiated in good faith and entered into such agreements documents, and instruments which are reasonably necessary to evidence the Asset Purchase and the completion thereof in accordance with the provisions hereof, all of which agreements, documents, and instruments shall contain representations, warranties, covenants, and conditions which are customary for transactions of that type and which shall otherwise be reasonably satisfactory to the parties thereto.

          6.08. Termination of Option. Notwithstanding anything contained herein to the contrary, the Option shall cease and terminate immediately prior to the effectiveness of the registration statement with respect to the Initial Public Offering, but expressly conditioned upon the completion of the Initial Public Offering.

          6.09. Joinder by Shareholders. Safeguard has executed the Consent and Joinder to this Agreement to evidence its intent to be bound by the provisions of this Article VI, to the extent that such provisions are applicable to them as a shareholder of the Company. The Company and Safeguard shall cause any Person who becomes a Shareholder during the period between the Closing and the expiration of the First Refusal Period to execute a counterpart of the Consent and Joinder to this Agreement as a condition of such Person's acquisition of shares of the Company's outstanding capital stock.

                                   ARTICLE VII
                        DEFINITIONS AND ACCOUNTING TERMS

          7.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Accredited Investor" shall have the meaning assigned to that term in Rule 501 under the Securities Act.

          "Acceptance Period" shall have the meaning ascribed to it in Section 6.02.

          "Asset Purchase" shall mean a transaction, pursuant to which the Purchaser shall (i) purchase all of the Company's assets, and (ii) simultaneously with such purchase, assume all of the Company's liabilities, whether known, unknown, absolute, accrued, contingent or otherwise, except as set forth in Section 6.07(a)(i).

          "Agreement" means this Preferred Stock Purchase Agreement as from time to time amended and in effect between the parties, including all Exhibits hereto.

          "Board of Directors" means the board of directors of the Company as constituted from time to time.

          "Closing" shall have the meaning ascribed to it in Section 1.03.

          "Commission" means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

          "Common Stock" includes (a) the Company's Common Stock, $.01 par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Company's Certificate of Incorporation, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency or provision), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

          "Company" shall have the meaning ascribed to it in the heading of this Agreement.

          "Consolidated" and "consolidating" when used with reference to any term defined herein mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles consistently applied throughout reporting periods.

          "Conversion Shares" shall have the meaning ascribed to it in Section 1.02.

          "DLB License Agreement" means the Evaluation Licensing Agreement dated the Closing Date between the Company and the Purchaser pursuant to which the Company is granting to Purchaser a limited use license for the Company's software products.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other Federal agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

          "First Refusal Period" shall mean the period commencing on the Closing hereunder and ending on that date which is nine (9) months subsequent thereto.

          "Indebtedness" means (i) any liability for borrowed money or evidenced by a note or similar obligation given in connection with the acquisition of any property or other assets (other than trade accounts payable incurred in the ordinary course of business); (ii) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and
(iii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

          "Initial Public Offering" means the first underwritten public offering of Common Stock of the Company for the account of the Company and offered on a "firm commitment" or "best efforts" basis pursuant to an offering registered under the Securities Act with the Commission on Form S-1, Form SB-2, or their then equivalents.

          "Institutional Lenders" means, collectively, any bank or financial institution which serves as lender to the Company.

          "Intellectual Property Rights" means any and all, whether domestic or foreign, patents, patent applications, patent right, trade secrets, confidential business information, formula, processes, laboratory notebooks, algorithms, copyrights, mask works, claims of infringement against third parties, licenses, permits, license rights, contract rights with employees, consultants and third parties, trademarks, trademark rights, inventions and discoveries, and other such rights generally classified as intangible, intellectual property assets in accordance with generally accepted accounting principles.

          "Key Employee" means and includes the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or any other individual so designated by the Board of Directors or by the Investor Director.

          "Marketing Agreement" means the Value-Added Marketing Agreement dated the Closing Date pursuant to which the Company is granting to the Purchaser a non-exclusive right to market the Company's products to end-users in combination with Purchaser's services.

          "Offer" shall have the meaning ascribed to it in Section 6.01.

          "Offeror" shall have the meaning ascribed to it in Section 6.01.

          "Operative Agreements" means, collectively, this Agreement, the Voting and Stock Restriction Agreement, the Registration Rights Agreement, the DLB License Agreement, the Purchaser License Agreement and the Marketing Agreement.

          "Option" shall have the meaning ascribed to it in Section 6.05.

          "Option Period" shall mean the period commencing on the Closing and ending on that date which is nine (9) months subsequent thereto; provided, however, notwithstanding the foregoing, the Option Period shall immediately cease and terminate upon Purchaser's failure to exercise its Right of First Refusal with respect to any Sale Notice issued pursuant to Section 6.01, except as otherwise provided in the last sentence of Section 6.02.

          "Option Price" shall have the meaning ascribed to it in Section 6.06.

          "Options" means those options to purchase up to 250,000 shares of Common Stock as described in Exhibit 3.05.

          "Person" means an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government, or any agency or political subdivision thereof.

          "Preferred Shares" shall have the meaning ascribed to it in Section 1.01.

          "Proposed Sale Transaction" shall have the meaning ascribed to it in
Section 6.01.

          "Purchaser" shall have the meaning ascribed to it in the heading of this Agreement.

          "Purchaser License Agreement" means the Master Software License Agreement described in Section 2.03 hereof.

          "Purchaser's Acceptance" shall have the meaning ascribed to it in
Section 6.02.

          "Qualified Public Offering" means a fully underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act covering the offer and sale by the Company of its Common Stock in which the aggregate gross proceeds to the Company exceed $10,000,000 and in which the price per share of such Common Stock equals or exceeds $3.00 (such price subject to equitable adjustment in the event of any stock split, stock dividend, combination, reorganization, reclassification or other similar event).

          "Registration Rights Agreement" means the agreement to be entered into at the Closing among the Company, Safeguard and the Purchaser pursuant to which the Company is granting rights to Safeguard and the Purchaser with respect to the registration under the Securities Act of shares of the Company's capital stock held by Safeguard and the Purchaser.

          "Right of First Refusal" means the rights granted to the Purchaser under Sections 6.01 and 6.02.

          "Safeguard" means Safeguard Scientifics, Inc., a Pennsylvania corporation.

          "Safeguard Loan" shall mean the loan made by Safeguard to the Company on June 26, 1997 in the principal amount of $200,000.

          "Safeguard Purchase Agreement" shall mean the Preferred Stock Purchase Agreement dated as of August 30, 1995, between the Company and Safeguard, pursuant to which, among other things, Safeguard purchased 650,000 shares of Series A Preferred Stock, on the terms and conditions set forth therein.

          "Safeguard Warrants" shall mean, collectively, (i) the Warrant dated August 30, 1995 executed by the Company in favor of

Safeguard, under which Safeguard has the right to purchase up to 140,000 shares of the Common Stock on the terms and conditions set forth therein, (ii) the Warrant dated August 30, 1995 executed by the Company in favor of Safeguard, under which Safeguard has the right to purchase up to 510,000 shares of the Common Stock, on the terms and conditions set forth therein, (iii) the Warrant dated August 19, 1996, executed by the Company in favor of Safeguard, under which Safeguard has the right to purchase up to 210,000 shares of the Common Stock on the terms and conditions set forth therein, and (iv) the Warrant dated April 4, 1997 executed by the Company in favor of Safeguard, under which Safeguard has the right to purchase up to 80,000 shares of Common Stock on the terms and conditions set forth therein.

          "Sale Notice" shall have the meaning ascribed to it in Section 6.01.

          "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

          "Series A Directors" means the five directors of the Company who are representatives of the holders of the outstanding Series A Preferred Stock.

          "Series A Preferred Stock" means the Series A Preferred Stock of the Company, $.01 par value, having the rights, powers, privileges and preferences set forth in Exhibit 2.02(a) hereto.

          "Series B Director" means the director of the Company who is a representative of the Purchaser.

          "Series B Preferred Stock" means the Series B Preferred Stock of the Company, $.01 par value, having the rights, powers, privileges and preferences set forth in Exhibit 2.02(a) hereto.

          "Series B Shares" shall have the meaning ascribed to it in Section
1.01.

          "Shares" means, collectively, the Preferred Shares and the Conversion Shares.

          "Shareholder" means, collectively, Safeguard and all of the other holders of shares of the outstanding capital stock of the Company, except for executives of Safeguard who have been granted and hold only shares of Series A Preferred Stock pursuant to a certain long-term incentive plan maintained by Safeguard.

          "Subsidiary" or "Subsidiaries" means any Person of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

          "Voting and Stock Restriction Agreement" means the Voting and Stock Restriction Agreement to be entered into at the Closing among the Purchaser, the Company and Safeguard.

          7.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                                  ARTICLE VIII
                                  MISCELLANEOUS

          8.01. No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          8.02. Amendments, Waivers and Consents. Any provision in the Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, only if the Company shall obtain consent thereto in writing from the Purchaser. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          8.03. Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telegraphed or delivered to each applicable party at the address set forth in Exhibit 1.01 hereto or at such other address as to which such party may inform the other parties in writing in compliance with the terms of this Section.

          If to Purchaser: at Purchaser's address for notice as set forth in the register maintained by the Company, or at such other address as shall be designated by Purchaser in a written notice to the other parties complying as to delivery with the terms of this Section.

          If to the Company: at the address set forth on page 1 hereof, or at such other address as shall be designated by the

Company in a written notice to the Purchaser complying as to delivery with the terms of this Section.

          All such notices, requests, demands and other communications shall, when mailed (which mailing must be accomplished by first class mail, postage prepaid; electronic facsimile transmission; express overnight courier service; or registered or certified mail, return receipt requested) or telegraphed, and shall be considered to be delivered three (3) days after dispatch.

          8.04. Costs and Expenses. Each party hereto shall be responsible for any and all costs and expenses incurred by such party in connection with the transactions described herein and contemplated hereby.

          8.05. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective successors and assigns, except that the Company shall not have the right to delegate its obligations hereunder or to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser.

          8.06. Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Shares, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

          8.07. Prior Agreements. This Agreement, the terms of the Series B Preferred Stock, and the other agreements executed and delivered herewith constitute the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

          8.08. Severability. The provisions of this Agreement, the Voting and Stock Restriction Agreement, and the terms of the Series B Preferred Stock are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement, the Voting and Stock Restriction Agreement, or the terms of the Series B Preferred Stock shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, the Voting and Stock Restriction Agreement, or the terms of the Series B Preferred Stock; but this Agreement, the Voting and Stock Restriction Agreement, and the terms of the Series B Preferred Stock shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

          8.09. Confidentiality. Purchaser agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public; provided, however, that Purchaser may disclose such information (i) on a confidential basis to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Preferred Shares or Conversion Shares from such Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section 8.09, (iii) to any affiliate or partner of such Purchaser and (iv) as required by applicable law.

          8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, and without giving effect to choice of laws provisions.

          8.11. Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          8.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

          8.13. Further Assurances. From and after the date of this Agreement, upon the request of Purchaser or the Company, the

 Company and Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Shares.

           IN WITNESS WHEREOF, the parties hereto have caused this Preferred Stock Purchase Agreement to be executed as of the date first above written.

                                DLB SYSTEMS, INC.,  a Delaware
                                corporation


                                By: /s/ John M. Ryan
                                    ---------------------------------
                                       Name: John M. Ryan
                                       Title: Chairman

                                            "Company"

                                PREMIER RESEARCH WORLDWIDE LIMITED,
                                a Delaware corporation


                                By: /s/ Joel Morganroth
                                   -----------------------------------
                                       Name: Joel Morganroth
                                       Title: CEO

                                            "Purchaser"

                               CONSENT AND JOINDER

          The undersigned, intending to be legally bound and as a material inducement for the Purchaser to enter into the foregoing Preferred Stock Purchaser Agreement (the "Agreement"), hereby consents to and approves of the Agreement and the Company's completion of all transactions described therein and contemplated thereby and agrees to be bound by the provisions of Article VI of the Agreement as if the undersigned was an original signatory thereof.

          The undersigned, in furtherance of the foregoing, covenants and agrees to execute and deliver any and all agreements, documents, and instruments reasonably necessary to further evidence the provisions of this Consent and Joinder.

          This Consent and Joinder shall be binding upon the undersigned and its successors and assigns, except for employees of Safeguard who hold shares of the Company's Series A Preferred Stock (and no other shares of the Company's outstanding capital stock) pursuant to certain long-term incentive plans maintained by Safeguard.

          IN WITNESS WHEREOF, the undersigned has executed and delivered this Consent and Joinder this 30th day of June, 1997.

                                SAFEGUARD SCIENTIFICS (DELAWARE),
                                INC.

                                By /s/ Steven Rosard
                                   --------------------------------------------
                                       Name: Steven Rosard
                                       Title: VP








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